EXHIBIT 5.1

ROPES & GRAY LLP THREE EMBARCADERO CENTER SAN FRANCISCO, CA 94111-4006 WWW.ROPESGRAY.COM

November 18, 2011

Arrowhead Research Corporation

225 South Lake Avenue, 3rd Floor

Pasadena, CA 91101

Ladies and Gentlemen:

This opinion letter is furnished to you in connection with your filing of a Registration Statement on Form S-3 (the “Registration Statement”), with the Securities and Exchange Commission under the Securities Act of 1933, as amended, for the registration of up to 1,597,072 shares of Common Stock, $0.001 par value per share (“the Shares”), of Arrowhead Research Corporation, a Delaware corporation (the “Company”). The Shares covered by this Registration Statement were issued in a private placement with closings on September 30, 2011 and October 5, 2011.

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions expressed below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company.

The opinion expressed below is limited to the Delaware General Corporation Law (which includes applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the Delaware General Corporation Law and the Delaware Constitution).

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and are validly issued, fully paid and non-assessable.

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Ropes & Gray LLP

Ropes & Gray LLP